Exhibit 99.1

Accentia Biopharmaceuticals Announces that After Reviewing

Unblinded Results, Independent Data Monitoring Committee

Recommends Presenting Data on BiovaxID® to FDA and

Worldwide Regulatory Agencies in order to Seek Marketing

Approvals for Follicular Non-Hodgkin’s Lymphoma

Personalized Medicine Initially Developed at NCI Intended to

Stimulate the Patient’s Immune System to Seek Out and Destroy Only

Cancer Cells in an Indolent But Otherwise Normally Fatal Cancer

TAMPA, FLORIDA – April 17, 2008 – Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) today announced that its majority owned-subsidiary, Biovest International, Inc. (OTCBB: BVTI), reported achievement of a key milestone in Biovest’s mission to gain approval for BiovaxID®, its personalized anti-cancer vaccine, in a pivotal Phase 3 Fast-Tracked clinical trial for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Biovest reported that the independent Data Monitoring Committee (DMC), which is vested with the responsibility of monitoring the safety and efficacy of the BiovaxID trial, has completed a closed session review of the unblinded results, including the primary and secondary endpoints analysis of the Phase 3 study. Based on their analysis, the DMC has recommended that the results be unblinded, and has volunteered to participate, if needed, in Biovest’s ongoing regulatory meetings with the U.S. Food and Drug Administration (FDA) and other worldwide regulatory agencies (Health Authorities) in order to determine the most appropriate process for unblinding the results, and establishing a pathway to seek marketing approvals.

Accentia holds an approximate 76% ownership stake in Biovest, owning more than 73 million shares. Accentia also maintains a 19.5% royalty interest in global sales of BiovaxID.

The Chairman of the DMC, Dr. Gerald Messerschmidt, reported, “Our Committee has completed a closed session unblinded review of the interim Phase 3 safety and efficacy analyses regarding the BiovaxID registration study. Based on this review, the DMC recommends that the BiovaxID study be unblinded to the Company for final analysis. We further suggest that the final clinical study report include data, as part of Biovest’s overall regulatory strategy of submission to the regulatory authorities, through August 29, 2008, which is the date when the last randomized and vaccinated patient reaches 12-months follow-up from first injection. While the DMC cannot release information on our closed session discussions, our recommendation to unblind this pivotal registration study in late-August is based on the status of the study, the defined safety profile over 8-years of this Phase 3 registration study and our review of the primary and secondary endpoint analyses. As part of the ongoing regulatory process, I as a representative of the DMC will relate our review of the closed session analysis of these interim data to Health Authorities as necessary.”

Responding to the DMC’s recommendations, Biovest’s Chairman and CEO, Dr. Steven Arikian, stated, “The DMC’s diligent review has resulted in an excellent outcome for BiovaxID. Not only has the Committee reconfirmed the favorable safety profile for BiovaxID, but as importantly, we believe their recommendation to unblind and their willingness to meet with the regulatory authorities to discuss their findings suggests a successful trial outcome. In light of the DMC’s recommendation, we have already been in discussions with regulatory agencies, including the FDA, to seek consensus on the appropriate process for unblinding the results and establishing a pathway for potential accelerated and/or conditional approvals for BiovaxID. We also are coordinating with the EMEA regarding potential market access in Europe. If approved, Biovest will have distinguished itself as the first company to have its anti-cancer vaccine reach market in the U.S. or EU, a Herculean achievement. As this study was initiated in 2000, we now have the largest longitudinal database of lymphoma patients receiving a personalized therapeutic vaccine. 234 patients were enrolled and 177 randomized in the Phase 3 trial of which, two-thirds received BiovaxID therapy, and one-third control treatment. We believe that these long-term and highly anticipated results will demonstrate that BiovaxID is capable of prolonging the period of disease-free survival for an incurable form of non-Hodgkin’s lymphoma, and in some cases, perhaps even inducing indefinitely prolonged, durable remissions.”

As previously presented to the American Society of Hematology (ASH) and the American Society of Clinical Oncology (ASCO), the National Cancer Institute (NCI) demonstrated in a Phase 2 clinical trial that patients treated with BiovaxID achieved: a median disease-free survival of over eight years; a 95% overall survival rate after 9.2 years of follow-up; and a 95% cellular immune response. In this clinical trial, 73% of evaluable patients were converted into molecular remission (bcl-2 negative), evidence that their blood has been cleared of residual cancerous cells. BiovaxID also demonstrated an outstanding safety profile.

According to Dr. Angelos M. Stergiou, Biovest’s Vice President, Product Development, Medical Affairs & Clinical Research, “This Phase 2 data, combined with our analysis of the blinded Phase 3 results, and the DMC’s recommendation to unblind, gives us a high level of confidence in unblinding the current Phase 3 study, both for efficacy and safety. If the results are highly positive, and assuming we are granted accelerated approval for BiovaxID, we would anticipate initiating a Phase 4, post-approval, clinical study for the purpose of collecting further efficacy and safety data.”

The primary end-point of the trial is a comparison between treatment groups, those that receive BiovaxID and those that receive a control. The study is looking at duration of disease-free survival measured from the time of randomization (i.e. when a subject is randomly assigned to receive BiovaxID or control) to the time of confirmed relapse.

“The National Cancer Institute’s (NCI) development of this potentially revolutionary technology is truly an extraordinary story,” stated Dr. Frank E. O’Donnell Jr., Vice-Chairman of Biovest and Chairman and CEO of Accentia Biopharmaceuticals. “Based on pioneering work done at Stanford University by Dr. Ronald Levy and colleagues, the NCI exclusively funded the development of BiovaxID from preclinical animal models right through an IND to initiation of a pivotal Phase 3 study. These investigators wanted to determine if an anti-cancer vaccine, BiovaxID, is capable of recruiting the immune system of cancer patients to recognize and effectively destroy cancer cells, after chemotherapy had debulked the tumor in order to break immune tolerance. By efficiently creating a high fidelity copy of the patient’s tumor-specific antigen using a fully automated Biovest-designed bioreactor, conjugating the antigen to a foreign carrier protein, and boosting the immune system, NCI reasoned that it could provide patients with an active immune response to their cancers and provide protection by means of an ongoing immunosurveillance against recurrence of the cancer. In Phase 2 studies at NCI and independent clinical studies elsewhere, it appears that 80% of immunized patients mount a detectable immune response with meaningful clinical effects.”

In other news, Accentia announced the appointment of Christopher Chapman, M.D. to its Board of Directors, bringing a wealth of experience as an accomplished physician and as an expert in multiple biopharmaceutical senior executive roles including overseeing drug safety matters, managing pharmacovigilance, and steering clinical operations and regulatory affairs. He served in these roles with leading companies including Organon Pharmaceuticals (now a Schering Plough Company) and Quintiles, a clinical research organization. Dr. Chapman received his M.D. degree from Georgetown University in Washington D.C., where he completed his internship in Internal Medicine.

Dr. Chapman replaces Mr. John P. Dubinsky on the Board, as Mr. Dubinsky has resigned to focus on other business-related and charitable interests, including his active role in various non-profit organizations. Mr. Dubinsky’s resignation was amicable, and not a result of any disagreement with the Company or related to its operations, policies or practices.

About BiovaxID®

BiovaxID is a personalized, patient-specific therapeutic vaccine designed to stimulate the patient’s own immune system to recognize and destroy cancerous B-cells that may remain in the body or may arise after the patient has been treated with chemotherapy. Unlike many other approaches to treating non-Hodgkin’s lymphoma, BiovaxID is designed to kill only cancerous B-cells, with the initial indication of follicular Non-Hodgkin’s lymphoma. Additionally, we anticipate that BiovaxID could potentially be used to treat other types of B-cell cancers, such as Mantle Cell Lymphoma, Chronic Lymphocytic Leukemia and Multiple Myeloma.

About Accelerated Approval under Subpart E (21CFR 601, Subpart E, Accelerated Approval of Biological Products for Serious or Life-Threatening Illnesses)

FDA may accelerate approval of certain new biological products for serious or life-threatening illnesses, with provisions for any necessary continued study of the drugs’ clinical benefits after approval or with restrictions on use, if necessary. Subpart E is intended to provide expedited marketing of biological products for patients suffering from such illnesses when the biological products provide meaningful therapeutic benefit compared to existing treatments. Accelerated approval will be considered in two situations: (1) When approval can be reliably based on evidence from adequate and well-controlled studies of the drug’s effect on a surrogate endpoint that reasonably suggests clinical benefit or on evidence of the drug’s effect on a clinical endpoint other than survival or irreversible morbidity, pending completion of studies to establish and define the degree of clinical benefits to patients; and (2) when FDA determines that a drug, effective for the treatment of a disease, can be used safely only if distribution or use is modified or restricted. Drugs or biological products approved under these procedures must have met the requisite standards for safety and effectiveness under the Federal Food, Drug, and Cosmetic Act (the act) or the Public Health Service Act (the PHS Act) and, thus, will have full approval for marketing.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a portfolio company of the Hopkins Capital Group, LLC. It is organized as a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming ,and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities, which typically have a higher risk profile . The Company’s lead product candidate is SinuNase™, a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune™, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (OTCBB:BVTI) and a royalty interest in Biovest’s lead drug candidate, BiovaxID® and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business, which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

or

Susan Bonitz, Ph.D., Director, Program Coordination

Phone: (813) 864-2554, ext.277 / Email: sbonitz@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, SinuNase™, BiovaxID®, AutovaxID™, SinuTest™, AllerNase™ and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,”

“plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.